Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO TO ACQUIRE TWO FACILITIES
IN OHIO, NEW JERSEY

CRANFORD, NJ, June 29, 2007 – Metalico, Inc. (AMEX: MEA) announced today that it has entered into separate agreements to purchase substantially all of the operating assets of Annaco, Inc., a major scrap metal recycling concern in Akron, Ohio, and most of the outstanding capital stock of Totalcat Group, Inc., a recycler and manufacturer of catalytic devices headquartered in Newark, New Jersey.

Metalico is a leading scrap metal recycler and lead products fabricator, with scrap operations in New York State and Pennsylvania and lead fabricating facilities in Alabama, Illinois, Nevada and California. Its Metalico Akron, Inc. subsidiary is buying Annaco’s assets while another subsidiary, Metalico Akron Realty, Inc., will acquire rights to the real property used in Annaco’s operations from affiliates of Annaco. Metalico is directly acquiring 82.5% of Totalcat’s stock in the current transaction, with both sides having rights to require the sale of the remaining Totalcat stock to Metalico at a future date.

Annaco is one of the largest motor block processors in the country and is a major regional provider of ferrous and non-ferrous scrap. The company has processed an average of approximately 150,000 tons of scrap metal in each of its last two fiscal years. Annaco has been owned and operated by its founding family since 1928.

Totalcat operates three primary lines of business. Its Federal Autocat subsidiary recovers platinum group metals from scrap ceramic and metallic substrate catalytic converters. Through HyperCat Advanced Catalyst Products™ it manufactures innovative emission control products for the emerging specialty catalytic device market utilizing proprietary nanotechnology. Another HyperCat entity is developing proprietary technology for the cleaning and recycling of diesel particulate filters. Totalcat also has operations in West Goshen, Pennsylvania.

Annaco and Totalcat collectively generated approximately $92 million in revenues in their most recently completed fiscal years. Both companies are privately held.

“These acquisitions dovetail perfectly with our strategy to expand our footprint along the Great Lakes corridor and to diversify our base of commodities” said Carlos E. Agüero, Metalico’s President and Chief Executive Officer. “Coupled with our recent acquisition of a specialty metals recycler in Pennsylvania, we are well on our way to the geographic and commodity diversity that has been part of our long-term goals.

“In addition, the Totalcat Group represents a dynamic long-term growth triple play for Metalico as we develop each of the Group’s lines of business.”

The aggregate purchase price for the two acquisitions is approximately $63 million (including an allocation for the Annaco real property interests), subject to additional closing adjustments for Annaco’s inventory at closing in excess of a predetermined amount and Totalcat’s net working capital at closing in excess of a predetermined amount. Metalico Akron will also make an annual payment to Annaco for fiscal years 2007, 2008, and 2009 (any payment for 2007 to be prorated) if the acquired assets perform over a predetermined income level during such periods. Metalico expects to finance the purchases through debt facilities to be entered into at the closing of the first transaction and available cash, including a portion of the proceeds of Metalico’s recently announced private equity placement.

Each transaction is subject to the satisfaction of customary conditions but is expected to close early in the third quarter. Notwithstanding, there can be no assurance that the conditions to closing will be met or that either transaction will be consummated in the third quarter or at all.

KeyBanc Capital Markets, Inc. of Cleveland acted as financial advisor to Annaco in that transaction. Totalcat was advised by Ferris, Baker Watts, Incorporated of Baltimore. As is its custom, Metalico handled both acquisitions internally.

Metalico, Inc. is a rapidly growing holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates seven recycling facilities through New York State and Pennsylvania and five lead fabrication plants in four other states. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

Forward-looking Statements

This news release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements with respect to the closings of the acquisitions of Annaco and Totalcat, as well as Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

CONTACTS:

For Metalico, Inc.:	For Annaco, Inc.:
Carlos E. Agüero, President	Mike McMahon
Michael J, Drury, Executive Vice President	Director Mergers & Acquisitions
Metalico, Inc.	KeyBanc Capital Markets
(908) 497-9610	(216) 689-4658
Fax: (908) 497-1097	Fax: (216) 357-6652
info@metalico.com	mikemcmahon@keybanccm.com

For Totalcat Group, Inc.:
Kurt Ellis
Chief Executive Officer
Totalcat Group, Inc.
(973) 273-0866, ext. 101
Fax: (973) 273-0869
kellis@totalcat.com

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